YOU On Demand Reports Q2 2016 Results

•    Q2 2016 revenues increased 16.6% vs Q1 2016
•    Third consecutive quarter of gross profit
•    Investor Update Call Scheduled Today at 8:00 a.m. ET

New York, NY, August 15, 2016 -- YOU On Demand Holdings, Inc. (NASDAQ: YOD) (“YOU On Demand” or the “Company” or “YOD”), ”),a premium content Video On Demand service provider in China evolving into a global, mobile-driven, consumer data management platform for both enterprises and consumers, announced today its Q2 2016 operating results for the period ended June 30, 2016 (a full copy of the Company’s quarterly report on Form 10-Q is also being posted at www.sec.gov).

 Conference Call: CEO Mingcheng Tao and CFO Mei Chen will host a conference call at 8:00 a.m. ET today.

To join the webcast, please visit the ‘Webcasts and Events’ section of the YOD corporate website, http://corporate.yod.com. Otherwise, the toll-free dial-in is: 877/407-3107; international callers should dial: 201/493-6796.

YOD Q2 2016 Operating Results

Revenue for Q2 2016, which was mostly comprised of pre- Sun Seven Stars, legacy model revenue, was approximately $1.480 million as compared to $1.269 million in Q1 2016, an increase of 16.6% quarter over quarter. The change was attributable to increased revenue from OTT and Mobile platforms.

Cost of revenue was approximately $800,000 for Q2 2016, as compared to $829,000 for the Q2 2015. The decrease of approximately $29,000, or 3%, was primarily due to delays in expected revenue from specific content titles, which impacted our content license cost amortization pattern. Cost of revenues is primarily comprised of content licensing fees. Our content licensing agreements with production companies incorporate minimum guarantee payment levels. As of June 30, 2016 and 2015, revenues did not exceed the level of minimum guarantees to cause additional costs to be incurred.

Gross profit for Q2 2016 was approximately $680,000 as compared to gross profit of $651,000 during the same period in 2015. The increase in gross profit was primarily due to the decrease of cost recognized per expected revenue, which is expected to increase from specific IP contents.

SG&A expenses for Q2 2016, increased approximately $150,000, to $1.809 million, as compared to $1.659 million in Q2 2015.

Salaries and personnel costs are the primary components of SG&A expenses, accounting for 56% and 50% of our SG&A expenses for the Q2 2016 and 2015, respectively. For the second quarter of 2016, salaries and personnel costs totaled $1.015 million, an increase of $178,000, or 21%, as compared to $837,000 for the same period of 2015. The increase was primarily attributed to the business transformation and re-alignment strategy to expand the Company’s business, which will be our primary focus for the 2016 fiscal year.

The other major components of our SG&A expenses include marketing and promotion expenses, outsourced technology costs, rent and severance. For Q2 2016, these costs totaled $794,000, a net decrease of $28,000, or 3%, as compared to $822,000 for the same period in 2015. The decrease was primarily attributed to decrease in technology outsourcing costs, stock-based compensation expenses, and other staff-related costs, which was to some extent offset by minor increases in regulatory and entertainment expenses.

Net loss was $1.588 million for Q2 2016 compared to $1.317 million in the comparable 2015 period. Basic and diluted loss per share for Q2 2016 was $0.05 as compared to a $0.06 cents loss per share in the same period in 2015.

As of June 30, 2016 the Company had cash of approximately $2.4 million and total current assets of approximately $6.9 million. The cash standing as of June 30, 2016 does not include the two recently announced stock purchase agreements with: 1. Seven Stars Works Co., Ltd. which closed post Q2, or July 20, and netted proceeds of $4 million to YOU On Demand and; 2. Harvest Alternative Investment Opportunities SPC that closed post Q2, or August 11, and also netted proceeds of $4 million to YOU On Demand.

CEO Mingcheng Tao stated, “YOU On Demand is in the midst of both a very intriguing and burgeoning period in this Company’s long and arduous journey towards success and profitability. In the next coming days, weeks and months, YOU On Demand will be announcing several strategic partnerships, asset injections, acquisitions and corporate restructurings. All of these maneuvers will be driven by the vision that Mr Bruno Wu laid out on prior earnings calls and public announcements. In the meantime, YOU On Demand’s original and legacy business, on its own, is starting to take form and show some positive revenue results. As evidenced from our Q2 revenues, which are still for the most part legacy, pre-Sun Seven Stars revenues, it is clear YOU On Demand is still in the process of evolving towards its future as a B2B2C ecosystem. However, speaking to the legacy VOD business solely, we are forecasting both quarter-over-quarter and year-over-year revenue growth in both Q3 and Q4, as we complete the second half of 2016.”

About YOU On Demand Holdings, Inc. (http://corporate.yod.com)

YOU On Demand (NASDAQ: YOD) is leveraging and optimizing its current operations as a premium content Video On Demand service provider in China to evolve into a global, B2B2C, mobile-driven, consumer management platform for both enterprises and consumers. By aiming to establish the world’s premier multimedia, social networking and e-commerce-enabled network with the largest global effective connected user base, YOU On Demand, through this expanded, cloud-based, ecosystem of connected screens combined with strong partnerships with leading global providers, will be capable of delivering a vast array of YOD–branded products and services to enterprise customers and end-use consumers — anytime and anywhere, across multiple platforms and devices.

YOU On Demand has content distribution agreements in place with many of Hollywood's top studios including Disney Media Distribution, Paramount Pictures, NBC Universal and Twentieth Century Fox Television Distribution, Miramax, as well as a broad selection of the best content from Chinese filmmakers. In addition, the Company has governmental partnerships and licenses as well as numerous JV partnerships and strategic cooperation agreements with an array of distribution and content partners in the global new media space. YOU On Demand is headquartered in both New York, NY and Beijing, China.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:
Jason Finkelstein
YOU On Demand
212-206-1216
jason.finkelstein@yod.com
@youondemand

Financial Tables Follow

YOU On Demand Holdings, Inc. and Its Subsidiaries and Variable Interest Entity
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2016	2015	2016	2015

Revenue	$1,480,464	$1,479,648	$2,750,190	$2,507,576
Cost of revenue	800,399	829,039	1,716,179	1,872,038
Gross profit	680,065	650,609	1,034,011	635,538

Operating expenses:
Selling, general and administrative expense	1,808,906	1,658,814	3,973,959	4,107,116
Professional fees	270,491	151,363	637,937	440,081
Depreciation and amortization	123,343	95,082	220,806	184,825
Total operating expense	2,202,740	1,905,259	4,832,702	4,732,022

Loss from operations	(1,522,675)	(1,254,650)	(3,798,691)	(4,096,484)

Interest and other income/(expense)
Interest expense, net	(166,710)	(30,232)	(200,183)	(58,555)
Change in fair value of warrant liabilities	106,583	49,344	143,606	34,049
Equity in losses of equity method investees	(27,001)	(60,621)	(37,349)	(93,024)
Other	(5,258)	(36,576)	(5,096)	(46,343)
Loss before income taxes and non-controlling interest	(1,615,061)	(1,332,735)	(3,897,713)	(4,260,357)

Income tax benefit	8,612	8,612	17,224	17,224

Net loss	(1,606,449)	(1,324,123)	(3,880,489)	(4,243,133)

Net loss attributable to non-controlling interest	18,360	7,303	155,929	127,524

Net loss attributable to YOU On Demand shareholders	$(1,588,089)	$(1,316,820)	$(3,724,560)	$(4,115,609)

Basic and diluted loss per share	$(0.05)	$(0.06)	$(0.14)	$(0.17)

Weighted average shares outstanding:
Basic and diluted	29,197,899	23,851,602	26,815,888	23,833,760

Net loss	$(1,606,449)	$(1,324,123)	$(3,880,489)	$(4,243,133)
Other comprehensive loss, net of nil tax

Foreign currency translation adjustments	(214,641)	(1,683)	(201,509)	(722)
Comprehensive loss	(1,821,090)	(1,325,806)	(4,081,998)	(4,243,855)
Comprehensive loss(gain) attributable to non-controlling interest	(3,588)	7,196	139,368	128,641
Comprehensive loss attributable to YOU On Demand shareholders	$(1,824,678)	$(1,318,610)	$(3,942,630)	$(4,115,214)

UNAUDITED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash	$2,403,761	$3,768,897
Restricted cash	-	2,994,364
Accounts receivable, net	3,094,770	1,689,415
Licensed content, current	711,683	556,591
Prepaid expenses	512,445	362,421
Deferred issuance cost	-	551,218
Other current assets	159,482	157,594
Total current assets	6,882,141	10,080,500
Property and equipment, net	93,589	154,434
Licensed content, non-current	17,726,840	21,085
Intangible assets, net	2,591,122	2,412,591
Goodwill	6,648,911	6,648,911
Long term investments	6,118,445	450,115
Other non-current assets	2,124,417	58,089
Total assets	$42,185,465	$19,825,725

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND EQUITY
Current liabilities:
Accounts payable (including accounts payable of consolidated variable interest entities (“VIEs”) without recourse to the Company of $651,254 and $44,867 as of June 30, 2016 and December 31, 2015, respectively)	$651,254	$45,788
Deferred revenue (including deferred revenue of VIEs without recourse to the Company of $1,232 and $15,080 as of June 30, 2016 and December 31, 2015, respectively)	1,232	15,080
Accrued expenses (including accrued expenses of VIEs without recourse to the Company of $390,176 and $280,038 as of June 30, 2016 and December 31, 2015, respectively)	1,440,228	1,196,066
Accrued salaries (including accrued salaries of VIEs without recourse to the Company of nil and $10,861 as of June 30, 2016 and December 31, 2015, respectively)	1,344,883	1,058,124
Other current liabilities (including other current liabilities of VIEs without recourse to the Company of $361,908 and $298,422, respectively as of June 30, 2016 and December 31, 2015)	521,374	312,170
Accrued license content fees (including accrued license content fees of VIEs without recourse to the Company of $1,518,112 and $933,532 as of June 30, 2016 and December 31, 2015, respectively)	1,518,112	933,532
Convertible promissory notes	3,000,000	3,000,000
Warrant liabilities	251,611	395,217
Deposit payable	-	2,994,364
Total current liabilities	8,728,694	9,950,341
Deferred income taxes	312,900	330,124
Total liabilities	$9,041,594	$10,280,465

Commitments and contingencies

Convertible redeemable preferred stock:
Series A - 7,000,000 shares issued and outstanding, liquidation and deemed liquidation preference of $3,500,000 as of June 30, 2016 and December 31, 2015, respectively	1,261,995	1,261,995
Equity:
Series E Preferred Stock - $0.001 par value; 16,500,000 shares authorized, 7,154,997 and 7,254,997 shares issued and outstanding, liquidation preference of $12,521,245 and $12,696,245 as of June 30, 2016 and December 31, 2015, respectively	7,155	7,255
Common stock, $0.001 par value; 1,500,000,000 shares authorized, 38,170,204 and 24,249,109 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	38,170	24,249
Additional paid-in capital	125,179,330	97,512,542
Accumulated deficit	(90,182,400)	(86,457,840)
Accumulated other comprehensive loss	(632,980)	(414,910)
Total YOU On Demand shareholder’s equity	34,409,275	10,671,296
Non-controlling interest	(2,527,399)	(2,388,031)
Total equity	31,881,876	8,283,265
Total liabilities, convertible redeemable preferred stock and equity	$42,185,465	$19,825,725